Exhibit 10.145

SECOND AMENDMENT TO

AIR RIGHTS LEASE

THIS SECOND AMENDMENT TO AIR RIGHTS LEASE (the “Second Amendment”) made as of the 14th day of May, 2008 by and between ST. MARY’S HEALTH SYSTEM, INC., a Tennessee nonprofit corporation (“Landlord”) and HEALTHCARE EQUITY PARTNERS, LLC, a Tennessee limited liability company (“Tenant”).

WHEREAS, Landlord and Jefferson Equity Partners, LLC (“Jefferson”) entered into a certain Air Rights Lease as of the 27th day of March, 2003, as amended by a First Amendment to Air Rights Lease dated as of October 8, 2003 (collectively, the “Air Rights Lease”); and

WHEREAS, Jefferson assigned its interest in and to the Air Rights Lease to Tenant pursuant to an Assignment of Air Rights Lease dated October 28, 2003; and

WHEREAS, Tenant constructed a two-story medical office building (“Tenant’s Facility”) in the air parcel leased by Tenant pursuant to the Air Rights Lease; and

WHEREAS, Landlord currently leases the 5th floor of the Tenant’s Facility pursuant to a Lease Agreement between Tenant (as landlord) and Landlord (as tenant) dated as of January 16, 2007 (the “Existing SMHS Lease”); and

WHEREAS, the parties desire to amend certain provisions of the Air Rights Lease.

NOW THEREFORE, in consideration of the mutual covenants and promises of the parties and other good and valuable consideration, the parties do hereby agree as follows:

1. Master Lease. Landlord agrees that it will lease any Tenant Space (each such lease being a “Master Lease”) in Tenant’s Facility that is not then subject to a Space Lease, as and when such Tenant Space becomes available. Each Master Lease shall be upon substantially the same terms as the Existing SMHS Lease, subject to the following:

(a) Term. The initial term of each Master Lease shall be three (3) years. The term of each Master Lease shall automatically renew for additional terms of three (3) years each, provided that the term of any Master Lease shall not extend beyond the expiration of the Master Lease Term (as defined below). It is the intent of the parties that Tenant’s Facility remain fully leased during the entire Master Lease Term.

(b) Rent. Base Rent and Additional Rent shall be equivalent to the Rent then payable under the Existing SMHS Lease (or which would have been payable under the Existing SMHS Lease assuming that the Existing SMHS Lease had continued to be renewed through the expiration of the Master Lease Term), determined on a square foot basis.

(c) Tenant Improvements. Tenant shall have no obligation to construct tenant improvements in connection with any Master Lease.

Landlord’s obligation pursuant to this Section will terminate ten (10) years from the date of this Second Amendment (the ‘Master Lease Term”).

2. Existing SMHS Lease. In the event the existing SMHS Lease is terminated or expires, Landlord shall thereupon lease the “Premises” (as defined in the Existing SMHS Lease) from Tenant pursuant to a Master Lease for the remainder of the Master Lease Term.

3. Landlord Option to Purchase. Tenant grants Landlord an option to purchase Tenant’s Facility (the “Landlord Purchase Option”) during the Master Lease Term at any time (provided that Landlord is not then in default of its obligations under the Air Rights Lease or this Second Amendment) upon the following terms:

(a) Purchase Price. The purchase price shall be the sum of (i) Five Million Seven Hundred Seventy-Five Thousand Dollars ($5,775,000) and (ii) the amount of any prepayment fee, yield maintenance premium, defeasance premium or similar payment that Tenant must pay in order to prepay or defease any mortgage loan secured by Tenant’s Facility. The portion of the purchase price stated in clause (i) above will not adjust over time, but shall remain fixed during the Master Lease Term.

(b) Closing Date. The closing of the purchase and sale of Tenant’s Facility (the “Closing”) shall occur upon a date mutually agreed upon by Landlord and Tenant, but not sooner than sixty (60) days and not more than one hundred twenty (120) days following the Landlord’s delivery of notice to Tenant that it has elected to exercise this option to purchase.

(c) Conveyance. The conveyance of Tenant’s Facility shall be by special warranty deed of improvements only, subject to no liens or encumbrances created or suffered by Tenant other than the lien of real property taxes for the year in which the Closing occurs.

(d) Assignment and Assumption of Leases. At the Closing Tenant shall assign and Landlord shall assume all Space Leases then in effect.

4. Landlord Required Purchase of Tenant’s Facility. In the event that Landlord has not exercised the Landlord Purchase Option during the Master Lease Term, then Landlord shall be obligated to purchase and Tenant shall be obligated to sell Tenant’s Facility upon the same terms as contained in the Landlord Purchase Option, except that the closing of the purchase and sale shall occur not later than one hundred twenty (120) days following expiration of the Master Lease Term.

5. Defined Terms. Capitalized terms not otherwise defined in this Second Amendment shall have the meanings assigned to such terms in the Air Rights Lease or in the Existing SMHS Lease, as applicable.

6. Full Force and Effect. All provision of the Air Rights Lease not expressly amended herein shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and date as stated above.

LANDLORD:

ST. MARY’S HEALTH SYSTEM, INC.

By:

Title:

TENANT:

HEALTHCARE EQUITY PARTNERS, LLC,

By:	/s/ Norman Brinkman

Title:
Norman Brinkman,

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